EXHIBIT 10.03

               CHANGE IN CONTROL AGREEMENT BETWEEN
  THOMAS E. SHERIDAN AND COMM BANCORP, INC. DATED SEPTEMBER 16, 1998

                            AGREEMENT

     This Agreement (the "Agreement") is entered into as of September 16, 1998, by and between COMM BANCORP, INC., a
Pennsylvania business corporation ("Bancorp"), and THOMAS E.
SHERIDAN (the "Executive").

     WHEREAS, the Board of Directors of Bancorp believes that it is in the best interests of Bancorp that it seek to assure the continued services of Executive, undiminished by any actual or perceived threat to continued employment, both currently and, in the event of any Change in control of Bancorp, for a reasonable period thereafter; and

     WHEREAS, should Bancorp receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of Bancorp, the Board believes it imperative that Bancorp and the Board be able to rely upon Executive to continue in his position, and that Bancorp be able to receive and rely upon his advice, if it so requests, as to the best interests of Bancorp and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal; and

  WHEREAS, should Bancorp receive any such proposals, in addition to Executive's regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of Bancorp and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

  WHEREAS, Executive wishes to continue to serve in his present capacity, but desires assurance that in the event of a Change in Control, he will have a reasonable degree of financial security;

  NOW, THEREFORE, to assure Bancorp that it will have the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a Change in Control of Bancorp, and to induce Executive to remain in the employ of Bancorp, and for other good and valuable consideration, Bancorp and Executive, intending to be legally bound hereby, agree as follows:

   1. From the date hereof until the expiration of the 24-month period referred to in Paragraph 2 below, the parties hereto agree as follows.
       A. Prior to the prospect of any Change in Control of Bancorp, Executive's employment may be terminated by Bancorp for any cause, including disability. In that event, Executive shall have no rights under this Agreement but shall be entitled to any benefits normally provided by Bancorp under such circumstances.
       B. If there is a Change in Control of Bancorp, and Executive is terminated without Cause of Constructively Terminated from the employ of Bancorp (or its successor) while this Agreement is in effect, then, in order to protect
     Executive against the possible consequences of any Change in Control of Bancorp and thereby to induce Executive to serve as a key employee of Bancorp, he shall be entitled to the termination benefits granted herein.
       C. Executive shall not, without the consent of Bancorp, terminate employment without giving at least 45 days prior written notice, which shall briefly describe the circumstances constituting a Constructive Termination, if any.

   2. If a Change in Control of Bancorp occurs, and Executive is terminated without Cause or Constructively Terminated from the employ of Bancorp (or its successor) during the 24 months following such a Change in Control, then Executive shall be paid and provided each of the following.
          A. Within five business days after the date of any such termination of employment, Bancorp (or its successor) shall pay a Executive an amount equal to two (2) times his highest annual base salary rate during the five year period ending on the date of such termination. This amount may be paid in a lump-sum or in twenty four (24) equal monthly installments as Bancorp (or its successor) may, in their sole discretion, decide.
          B. Executive and his dependents shall continue to be covered until 24 months after the date of such termination by all health benefit programs of Bancorp (or its successor) in type and amount at least equivalent to that provided to Executive and his dependents by Bancorp immediately prior to the Change in Control, at a cost to Executive not exceeding the cost of equivalent coverage to senior management employees of Bancorp. If participation in one or more of such programs is not possible under the terms thereof, Bancorp (or its successor) will provide substantially identical benefits outside the programs.
       The rights of Executive and his dependents to continuation of health benefit coverage pursuant to
       Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor section) shall commence 24 months after termination of Executive's employment. Bancorp's (or its successor's) obligation to continue the above insurance coverage shall end should Executive and his dependents acquire substantially similar benefits as an incident of employment (or reemployment) or if provided to Executive and his dependents from any other source.
          C. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from Bancorp, constitute "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any successor sections), Bancorp (and its successor) shall increase the amounts payable hereunder to the extent necessary to place Executive in the same after-tax position as he would have been in had no such excise tax been imposed on the payments hereunder. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by Bancorp (or its successor) immediately prior to the Change in Control.
                   If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, assessment by the Internal Revenue Service or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then
       Bancorp (or its successor) shall pay Executive an amount equal to the sum of (i) such additional excise taxes, plus (ii) any interest, fines and penalties with respect to such additional excise taxes, plus (iii) the amount necessary to reimburse Executive for any income, excise or other taxes payable by Executive with respect to the amounts specified in (i) and (ii) above and the reimbursement provided by this clause (iii).
          D. Executive shall continue to be indemnified under Bancorp's Amended Articles of Incorporation and Bylaws and covered, for at least six years following such Change of Control, by directors' and officers' liability insurance and fiduciary liability insurance policies that are the same as, or provide coverage at least equivalent to, those Bancorp carries at the date of the Change in Control.

    3. As used herein, the following terms shall have the meanings indicated.
              A.    "Change in Control" shall mean
                     (i) acquisition of ownership (whether directly, indirectly, beneficially or of record) of 25% or more of the voting power of all outstanding stock of Bancorp by any person (including, without limitation, a corporation, trust, partnership, joint venture, or individual) (a "Person") or by any group of Persons who have agreed to act together for the purpose of acquiring, holding, voting, or disposing of such shares;
                     (ii) merger or consolidation of Bancorp in which the stockholders of Bancorp before such merger or consolidation do not, as a result of the merger or consolidation, own at least 50% of the outstanding voting power of the surviving entity following such merger or consolidation;
                    (iii) nomination and election of 50% or more of the members of the Board of Directors of Bancorp without the recommendation of the Board; or
                     (iv) disposition by Bancorp of its banking subsidiary, "Change in Control" shall not include acquisition of Bancorp stock by a qualified employee benefit plan, or action by the members of the Board of Directors when acting as the Board of Directors.
              B. "Cause" shall mean (i) Executive's conviction of a felony, (ii) wilful misconduct that is substantially detrimental to the business of Bancorp, or (iii) absence from full time service to Bancorp as a result of physical or mental illness for six consecutive months, in each case determined by vote of not less than a majority of the directors of Bancorp then in office, after reasonable notice to Executive and an opportunity for him to be heard before a meeting of the Board of Directors, held upon reasonable notice to all directors.
              C. "Constructive Termination" shall mean a resignation by Executive due to any diminution or adverse change in the circumstances of his employment (as determined by him in good faith), including, without limitation, his reporting relationships, job description, duties, responsibilities, compensation, perquisites, office or location of employment.

    4. The specific arrangements referred to above are not intended to exclude Executive's participation in any other benefits available to executive personnel of Bancorp (or its successor).

    5. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs of the parties hereto.

    6. If, with respect to any failure by Bancorp (or its successor) to comply with any of the terms of this Agreement, Executive engages legal counsel or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of the same, Bancorp (or its successor) shall pay or reimburse, within five business days of receipt of each written request therefore, his actual expenses for attorneys fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to Executive equal such fees and disbursements.
    This Paragraph 6 shall apply whether or not Executive prevails, and Bancorp consents irrevocably to engagement by Executive of any attorney of his choice, notwithstanding any existing or prior attorney-client relationship between Bancorp and such attorney.

    7. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration
    Rules of the American Arbitration Association, any judgement on the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

    8. In the event any amount due hereunder is improperly withheld, then Bancorp (or its successor) agrees to pay interest on said amount at an annual rate of 10%, or the time weighted average prime rate in effect at Community Bank and Trust Company, whichever is greater, for the period between the date said amount is due and the date said amount is paid.

    9. This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

   10. Except for required tax withholding, Bancorp's (or its successor's) obligation to pay Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Bancorp (or its successor) may have against him or anyone else. All amounts payable by Bancorp (or its successor) hereunder shall be paid without notice or demand, except as expressly provided otherwise. Each and every payment made hereunder by Bancorp (or its successor) shall be final and Bancorp (or its successor) will not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of Bancorp's (or its successor's) obligations to make the payments and arrangements required to be made under this Agreement.

    11. Executive shall retain in confidence any confidential information known to him concerning Bancorp (or its successor) and its respective businesses so long as such information is not publicly disclosed.

    12. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    13. This Agreement may be terminated by the Board of Directors of Bancorp upon 12 months prior written notice to Executive; except that this Agreement shall not be terminated, (i) during the 24 months following a Change in Control or (ii) during any period of time when Bancorp has or should have knowledge that any Person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such Person has abandoned or terminated efforts to effect a Change in Control.

    14. Bancorp shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Bancorp, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform all obligations of this Agreement.

 IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


ATTEST:                              COMM BANCORP, INC.

/s/ John P. Kameen                   By:/s/ William F. Farber, Sr.
-------------------------               --------------------------
John P. Kameen, Secretary               William F. Farber, Sr.
                                        Chairman of the Board



                                         /s/ Thomas E. Sheridan
                                        --------------------------
                                        Thomas E. Sheridan